                                                                    EXHIBIT 99.1


                                [ASHWORTH LOGO]


                              Contact: Randall L. Herrel, Sr. - Chairman & CEO
                              (760) 929-6142
                              Terence Tsang - EVP & COO/CFO
                              (760) 929-4611

                              Investor Relations: James K. White
                              Kehoe, White & Company, Inc
                              (562) 437-0655

      ASHWORTH, INC. REPORTS SIGNIFICANT IMPROVEMENT IN FISCAL 2003 SECOND
                    QUARTER AND FIRST HALF FINANCIAL RESULTS

                     EXCEEDS ANALYSTS' CONSENSUS ESTIMATES

      ATTRIBUTES STRONG GROWTH TO MULTI-BRAND AND MULTI-CHANNEL STRATEGIES

CARLSBAD, CALIFORNIA, June 5, 2003 -- Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced significantly improved financial results for the second quarter and first half of fiscal 2003, as compared to the same periods in fiscal 2002, exceeding analysts' consensus estimates.

Consolidated net revenue for the second quarter of 2003 increased 20.6% to a record $52.6 million as compared to $43.6 million for the second quarter of 2002. Consolidated second quarter net income increased 22.9% to $4.3 million or $0.33 per diluted share compared to consolidated net income of $3.5 million or $0.26 per diluted share in the same quarter of the prior year. Consolidated net revenue for the domestic segment increased 16.7% to $43.4 million from $37.2 million in the same period of the prior year. Consolidated net revenue for the international segment increased 43.8% to $9.2 million from $6.4 million in the same period of the prior year. Second quarter revenue from Ashworth(R) branded merchandise increased 6.6% to $42.4 million and revenue from Callaway Golf apparel, which was introduced in April 2002, totaled $10.2 million for the quarter.

For the six-month period ended April 30, 2003, consolidated net revenue increased 24.3% to $79.2 million compared to $63.7 million last fiscal year. Consolidated net income for the first half of fiscal 2003 increased 76.0% to $4.4 million or $0.34 per diluted share compared to consolidated net income of $2.5 million or $0.19 per diluted share during the same period last year. Net revenue for the domestic segment increased 21.8% to $67.0 million for the first half of fiscal 2003 from $55.0 million during the same period of the prior year. Net revenue from the international segment increased 40.2% to $12.2 million for the first half of fiscal 2003 from $8.7 million during the same period last year. First half fiscal 2003 revenue from Ashworth branded merchandise increased 5.3% to $63.0 million and revenue from Callaway Golf apparel totaled $16.2 million for the six-month period.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are very pleased with the significant improvement in second quarter and first half financial results, exceeding both top and bottom line analysts' estimates. This performance is notable in light of the recent war in Iraq and a continuing weak industry and challenging economic environment during the period. We believe these favorable results are due to our new multi-brand, multi-channel global business and strategy, which is being fully implemented in fiscal 2003. During the second quarter of fiscal 2003, the Company's revenues grew significantly in all of our primary domestic distribution channels and in our international segment as compared to the second quarter of fiscal 2002. Our core golf and off-course specialty channel was up 17.5%, the corporate channel was up 4.0% and the retail channel was up 46.8%, each as compared to the second quarter of fiscal 2002."


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Mr. Herrel continued, "The response to our Fall/Holiday 2003 Ashworth and
Callaway Golf apparel lines has been positive in light of the environment our industry is currently facing. The Ashworth brand bookings increased 4.0%, with domestic bookings increasing 3.8% and international bookings increasing 5.1% as compared to the same period in the prior year. The domestic bookings were primarily affected by the soft domestic golf market, down 4.8%, as the bookings in our domestic retail distribution channel were up 36.6%. The Callaway Golf apparel bookings increased 0.6%, with domestic bookings down 1.0% and international bookings up 8.9%. Again it was the soft domestic golf market that affected the domestic bookings, down 4.7%, as the bookings in our domestic retail distribution channel were up 15.5%. While we believe that these booking trends reflect the challenging industry and economic conditions as well as the effect of the war during the last few months, we believe the Callaway Golf apparel brand can achieve a projected growth rate of approximately 60% to 78% for fiscal 2003 and we are pleased with the progress so far."

In reviewing the Company's financial position, Terence Tsang, Chief Operating Officer and Chief Financial Officer, stated, "Our gross margins decreased slightly to 41.8% for the second quarter of fiscal 2003 from 42.0% for the same period last year, due primarily to price reductions on certain styles offset by cost savings resulting from improved sourcing. The decrease in our selling prices allowed the Company to stay competitive in the golf apparel market which presented significant downward price pressures."

Mr. Tsang continued, "Net accounts receivable increased 8.2% over the prior year while net revenues increased 20.6% for the second quarter. The Ashworth brand inventory increased approximately 14.0% over the prior year. The Callaway Golf apparel brand inventory is approximately $9.9 million as of April 30, 2003 as compared to $4.5 million as of April 30, 2002. As we are still in a developing stage for the Callaway Golf apparel brand, we are expecting to carry a higher level of inventory. Our total inventory increased 28.4% to $43.4 million as of April 30, 2003 as compared to $33.8 million as of April 30, 2002."

The Company reiterated and maintained its revenue and earnings guidance for the balance of fiscal 2003. Based on current information, the Company expects consolidated net revenues for fiscal 2003 of $147.6 million to $151.7 million, an increase in the range of approximately 14% to 17% compared to fiscal 2002, and earnings of $0.54 to $0.59 per diluted share, an increase in the range of 184% to 211% compared to fiscal 2002. Excluding the $2.55 million after tax effect of the additional bad debt reserve booked in fiscal 2002, or $0.18 per diluted share, the increase in earnings per diluted share for fiscal 2003 as compared to fiscal 2002 is expected to be in the range of 42% to 55%. The Company believes that excluding the effect of the bad debt charge booked in the third quarter of fiscal 2002 resulting from a significant national retail customer filing for protection under U.S. bankruptcy laws provides a more accurate projected rate of growth in earnings per diluted share for fiscal 2003 as compared to fiscal 2002 and, therefore, the projection is useful to investors.

Based on current business trends the Company expects fiscal 2003 third quarter net revenues of $38 million to $40 million, an increase in the range of approximately 5% to 11% compared to the same quarter of fiscal 2002, and earnings of $0.15 to $0.18 per diluted share, compared to a loss of $0.04 in the same quarter of fiscal 2002 (which includes the bad debt charge described above). The Company currently plans to report third quarter 2003 results on Thursday, August 28th at market close.

Mr. Herrel concluded, "We continue to be optimistic about the future of Ashworth. We have two strong brands to grow our business. As evidenced by our positive operating results starting in the fourth quarter of fiscal 2002 and continuing during the first and second quarters of fiscal 2003, our new business model, which includes multi-brand and multi-channel strategies, is a key driver of this success."

Investors and all others are invited to listen to a conference call discussing the second quarter 2003 results and fiscal 2003 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the


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Internet at www.ashworthinc.com. An online replay will be available until June
13, 2003. Additionally, a 48-hour telephone replay will be accessible by calling
(877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter pass code 3959939.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in any climatic condition. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facilities in Oceanside, CA and Basildon, England and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2002 and Form 10-Q's filed thereafter.


                                (tables follow)


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ASHWORTH, INC.
Consolidated Statements of Income
Second Quarter ended April 30, 2003 and 2002
(Unaudited)

                                                                         Summary of Results of Operations
                                                                        ----------------------------------
                                                                            2003                  2002
                                                                        -------------        -------------
SECOND QUARTER
Net Revenue                                                             $  52,595,000        $  43,579,000
Cost of Sales                                                              30,635,000           25,266,000
                                                                        -------------        -------------
    Gross Profit                                                           21,960,000           18,313,000
Selling, General and Administrative Expenses                               14,712,000           12,255,000
                                                                        -------------        -------------
Income from Operations                                                      7,248,000            6,058,000
Other Income (Expense):
    Interest Income                                                             5,000               25,000
    Interest Expense                                                         (259,000)            (245,000)
    Other Income, net                                                         143,000               (8,000)
                                                                        -------------        -------------
    Total Other Expense, net                                                 (111,000)            (228,000)
Income Before Provision for Income Tax Expense                              7,137,000            5,830,000
Provision for Income Tax Expense                                           (2,855,000)          (2,332,000)
                                                                        -------------        -------------
    Net Income                                                          $   4,282,000        $   3,498,000
                                                                        =============        =============
Income Per Share - BASIC                                                $        0.33        $        0.26
Weighted Average Common Shares Outstanding                                 12,958,000           13,222,000
                                                                        =============        =============
Income Per Share - DILUTED                                              $        0.33        $        0.26
Adjusted Weighted Average Shares and Assumed Conversions                   13,082,000           13,667,000
                                                                        =============        =============

SIX MONTHS
Net Revenue                                                             $  79,158,000        $  63,683,000
Cost of Sales                                                              47,231,000           38,059,000
                                                                        -------------        -------------
    Gross Profit                                                           31,927,000           25,624,000
Selling, General and Administrative Expenses                               24,394,000           21,045,000
                                                                        -------------        -------------
Income from Operations                                                      7,533,000            4,579,000
Other Income (Expense):
    Interest Income                                                            15,000               32,000
    Interest Expense                                                         (451,000)            (396,000)
    Other Income, net                                                         216,000                5,000
                                                                        -------------        -------------
    Total Other Expense, net                                                 (220,000)            (359,000)
Income Before Provision for Income Tax Expense                              7,313,000            4,220,000
Provision for Income Tax Expense                                           (2,925,000)          (1,688,000)
                                                                        -------------        -------------
    Net Income                                                          $   4,388,000        $   2,532,000
                                                                        =============        =============
Income Per Share - BASIC                                                $        0.34        $        0.19
Weighted Average Common Shares Outstanding                                 12,955,000           13,191,000
                                                                        =============        =============
Income Per Share - DILUTED                                              $        0.34        $        0.19
Adjusted Weighted Average Shares and Assumed Conversions                   13,081,000           13,491,000
                                                                        =============        =============


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ASHWORTH, INC.
Consolidated Balance Sheets
As of April 30, 2003 and 2002
(Unaudited)

                                                                          April 30,            April 30,
                                                                            2003                 2002
                                                                        -------------        -------------
ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents                                            $   1,258,000        $   1,918,000
   Accounts Receivable-Trade, net                                          48,468,000           44,787,000
   Inventories, net                                                        43,371,000           33,788,000
   Other Current Assets                                                     8,141,000            7,594,000
                                                                        -------------        -------------
     Total Current Assets                                                 101,238,000           88,087,000
Property and Equipment, net                                                17,619,000           18,034,000
    Other Assets, net                                                         779,000            3,808,000
                                                                        -------------        -------------
                         Total Assets                                   $ 119,636,000        $ 109,929,000
                                                                        =============        =============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes Payable                                                        $  18,682,000        $  13,205,000
   Current Portion of Long-Term Debt                                          287,000              802,000
   Accounts Payable - Trade                                                 5,892,000            7,115,000
   Other Current Liabilities                                                7,829,000            6,164,000
                                                                        -------------        -------------
     Total Current Liabilities                                             32,690,000           27,286,000

Long-Term Debt                                                              2,776,000            3,052,000
Other Long-Term Liabilities                                                 1,561,000            1,270,000
Stockholders' Equity                                                       82,609,000           78,321,000
                                                                        -------------        -------------
          Total Liabilities and Stockholders' Equity                    $ 119,636,000        $ 109,929,000
                                                                        =============        =============

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